UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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Central Vermont Public Service Corporation
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The following is an e-mail distributed to employees of Central Vermont Public Service Corporation (“CVPS”) on July 1, 2011.

Employees, naturally, have a lot of questions about the possible sale of the company.  As we have said, at times we will be very limited in what we can say as the process continues, but below are some questions we have heard or received from employees in recent days, as well as answers.  We will continue to provide information as we can, and at the same time, ask that employees respect that this is a complicated situation in which the company is bound by confidentiality agreements, securities laws and our duties to shareholders. In the meantime, I assure you that the board and senior management are well aware of your feelings and concerns, are seeking answers, and will be as proactive as we can be in providing you with information.
- Larry Reilly

1.	How did the board determine that the Gaz Metro offer was likely to be or likely to lead to a “superior” offer? What are the criteria?
The board made that determination after extensive consultation with its financial advisors and outside legal counsel.  The definition of what constitutes a “Superior Proposal” is contained in our agreement with Fortis, and in essence is a proposal that the CVPS Board determines is more favorable to the common shareholders than the Fortis offer, after taking into account all the terms and conditions of the proposal that the board deems relevant (including, among others, likelihood of consummation).

2.	Can we discuss the deal with people outside the company?
The company, and by extension all employees, are extremely limited in what we can say publicly about this process. We know many of you are already getting questions from friends, family, customers and others. For the time being, we would encourage you to simply direct people to our website, www.cvps.com, and ask them to read the statements issued in our press releases. If you are contacted by a representative of any other utility who seeks to discuss the situation, you should refrain from any discussion and report the contact to your officer.

3.	What happens next?
As we said in the email to employees on Monday, we cannot say for sure at this time where this process will lead us.  If the CVPS Board determines that the Gaz Metro proposal is superior, Fortis will have the opportunity to come back with a new offer of its own.  That back-and-forth process could continue for a short while.

4.	If CVPS determines the Gaz Metro offer to be superior, can Fortis sweeten their deal?
Yes.  Fortis would have five business days to respond to the Gaz Metro proposal.

5.	What if Fortis doesn’t raise its offer?
If the Gaz Metro proposal is deemed a superior proposal, under the definition in our contract, then we will terminate our agreement with Fortis and enter into an agreement with Gaz Metro.

6.	How much would we owe Fortis if we terminate our agreement with them? Who pays that money?
If we terminate the agreement with Fortis, we would be required to pay Fortis a total of approximately $19.5 million, including its expenses.

7.	Would a sale to Gaz Metro be portrayed as a merger of equals, or would they be considered the clear, dominant partner?
It would be a sale to Gaz Metro, which would integrate CVPS and GMP into one company.

8.	Technically speaking, who would be taking ownership of CVPS: GMP or Gaz Metro?
Gaz Metro, through Northern New England Energy Corporation (NNEEC), which is a wholly owned subsidiary of Gaz Metro.  NNEEC is the U.S. holding company for Vermont Gas Systems and GMP.

9.	If CVPS is sold to Gaz Metro, would our CVPS SmartPower® technology or approach change to align with GMP’s?
Much of our program already aligns with GMP’s program.  For example, we are purchasing the same meters and backhaul systems.  Given that a sale would be many months away, we would most likely begin discussions on how to assimilate our respective systems, but what changes, if any, would be made is not clear at this time.

10.	Why are Fortis and Gaz Metro willing to pay a premium for the company?
Presumably each of them perceives that the company is worth the amount they have offered. Paying a premium is the norm in virtually any acquisition, whether in the phone industry, banking, electric industry or other businesses.  Shares acquired in an acquisition convey control, while shares simply acquired through purchases in the market do not – hence the term “control premium,” a term common in such transactions.

11.	Will there be any layoffs in either sale scenario?
Both companies say they would refrain from making layoffs, although certain upper management positions would be duplicative in a sale to Gaz Metro and would be eliminated.

12.	Is access to transmission part of the value of the company?
Yes.  CVPS has a large stake in VELCO and TRANSCO, which earn a solid return for the company.

13.	Why would Gaz Metro place 30 percent of VELCO into a public trust?
We cannot answer for Gaz Metro specifically, but we assume they are trying to fashion a package of benefits to appeal to various stakeholders in Vermont.

14.	Are there outstanding lawsuits from current shareholders, due to the Fortis announcement?
Yes. In this day and age, virtually every merger agreement reflexively prompts lawsuits, almost before the ink is dry. They are common to our situation.

15.	If a deal is reached with Gaz Metro, how long will the approval process take?
Gaz Metro has said it would expect to close in eight to 12 months.

16.	What is the $230 million debt reference in the sale announcements?
Similar to individuals, most businesses borrow money for a variety of purposes, and therefore carry a certain amount of debt.  In our case, we have bonds that act like a mortgage on our property and infrastructure, which any buyer would assume upon closing.

17.	Why did Gaz Metro choose to go public with its offer?
We cannot answer for Gaz Metro, but once the Fortis deal was announced, anyone could make a public offer to our board.  Our agreement with Fortis contemplated the possibility that someone could make a public offer to our board, and included a structured process to deal with such an event.  The step we announced Monday, to talk with Gaz Metro, was part of that process.

18.	Why does CVPS need to keep information confidential from employees?
Our communications to our employees are constrained by confidentiality agreements, securities laws and other considerations. That said, we will provide employees with information as the process unfolds – and any proxy statement that would be issued to our shareholders will be available to our employees and will contain a great deal of detailed information.

19.	Did Gaz Metro make a bid for the company during the process that led to the deal with Fortis?
CVPS cannot disclose any of the bidders from the initial process, but a proxy statement will be issued after we settle on a buyer, and the proxy will detail how the process unfolded from the beginning.

20.	Is CVPS required to solicit other offers as it did during the initial process that led to the agreement with Fortis, since we are now considering another offer?
No.  We cannot solicit any other potential buyers, but the board can examine any unsolicited competing offers, just as the board has done with the Gaz Metro offer.

21.	What happened with Fortis’ holding in Belize?
The federal government in Belize nationalized the electric utility there.  The Fortis news release below has additional information. http://www.fortisinc.com/Attachments/MediaReleases/516.pdf

22.	What are the relative sizes of Fortis and Gaz Metro?
Fortis Inc. has an enterprise value of about $13 billion, while Gaz Metro has an enterprise value of about $4.6 billion.

23.	Has Fortis commented on the Gaz Metro offer?
Fortis acknowledged the Gas Metro offer in a news release, and has spoken to some media outlets. Their release is linked below.  The daily clips provided to all employees have included coverage of Fortis’ limited public statements.
http://www.fortisinc.com/Attachments/MediaReleases/517.pdf

24.	If a sale goes through, what would the new company be called?
If CVPS is sold to Fortis, our name would not change.  If we are sold to Gaz Metro, our name would likely change, but it is not clear at this time what the new name would be.

25.	Would the new organization be headquartered in Rutland?
If CVPS is purchased by Fortis, the company would remain headquartered in Rutland.  If CVPS is sold to Gaz Metro, they have said they would add a southern head office in downtown Rutland to their existing headquarters in Colchester.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.